UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): June 30, 2017

VIRTU FINANCIAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-37352	32-0420206
(State or other jurisdiction of	(Commission File No.)	(IRS Employer
incorporation)		Identification No.)

900 Third Avenue
New York, NY 10022-1010
(Address of principal executive offices)

(212) 418-0100
(Registrant’s telephone number, including area code)

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01.	Entry Into a Material Definitive Agreement.

On June 30, 2017 (the “Closing Date”):

—	Orchestra Borrower LLC (the “Escrow Borrower”), a wholly owned subsidiary of Virtu Financial, Inc. (“Virtu”), entered into an Escrow Credit Agreement (the “Escrow Credit Agreement”) with the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Escrow Administrative Agent”), which provides for a $610.0 million term loan (the “Escrow Term Loan”); and

—	Virtu Financial LLC, a subsidiary of Virtu (“Holdings”), and VFH Parent LLC, a wholly owned subsidiary of Holdings (the “Borrower”), amended and restated their existing credit agreement (the “Amended and Restated Credit Agreement”) with the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”), which provides for a $540.0 million first lien senior secured term loan (the “Initial Term Loan”), and continues the Borrower’s existing first lien senior secured revolving credit facility, which will terminate upon consummation of the Escrow Assumption described below (the “Existing Revolving Facility”).

The gross proceeds from the borrowings under the Escrow Credit Agreement have been escrowed as described below and upon release from escrow will be used to finance, in part, Virtu’s previously announced pending acquisition (the “Acquisition”) of KCG Holdings, Inc. (“KCG Holdings”) pursuant to the Agreement and Plan of Merger, dated as of April 20, 2017 (the “Merger Agreement”), and to repay certain indebtedness of KCG Holdings and its subsidiaries (collectively, “KCG”).

Following the closing of the Acquisition, and subject to the satisfaction of the Escrow Release Conditions (as defined below), the Escrow Borrower’s obligations in respect of the Escrow Term Loan will be automatically assumed by the Borrower under the terms of the Amended and Restated Credit Agreement (together with the Initial Term Loan, the “Term Loan Facility”), and shall be deemed outstanding under the Amended and Restated Credit Agreement (the “Escrow Assumption”). Upon the effectiveness of the Escrow Assumption, the Escrow Credit Agreement and related credit documents will automatically cease to be of force or effect and will be superseded by the provisions of the Amended and Restated Credit Agreement.

Escrow Credit Agreement

Interest and Fees

Amounts outstanding under the Escrow Term Loan bear interest at a per annum rate equal to (i) prior to and including August 2, 2017, 1.875%  and (ii) following August 2, 2017, LIBOR (subject to a LIBOR floor of 1.00%) plus 3.75%.

Prepayments
We may voluntarily repay outstanding loans under the Escrow Term Loan at any time, without prepayment premium or penalty, subject to customary “breakage” costs with respect to LIBOR loans; provided, that if the Escrow Borrower makes any prepayment of the Escrow Term Loan in connection with, or effects any amendment of the Escrow Credit Agreement that results in, a repricing transaction occurring within six months of the Closing Date, the Borrower shall pay to the Escrow Administrative Agent, for the ratable account of each lender under the Escrow Credit Agreement, a prepayment premium equal to 1.125% of the principal amount of the Escrow Term Loan prepaid or affected.
Escrow Arrangement
The Escrow Borrower has deposited the gross proceeds from the Escrow Term Loan into a segregated escrow account, together with the amount of interest that will accrue on the Escrow Term Loan through August 2, 2017.
On each monthly anniversary of August 2, 2017, the Escrow Borrower will deposit an additional amount of cash into the escrow account that, together with all amounts then existing in the escrow account, would be sufficient to (i) redeem the Escrow Term Loan in full at 99.875% of par, (ii) pay the amount of regularly accruing interest that will be payable for the then-applicable interest period, (iii) pay the amount of regularly accruing interest that will be payable for the interest period that will be in effect following the expiration of such then-current interest period, and (iv) pay the amount of all other obligations then due and owing of which the Escrow Administrative Agent has received notice (each, an “Additional Escrow Deposit”).
Except in the case of the initial interest period, which commences on the Closing Date and ends on August 2, 2017, each interest period shall have a duration of one month.
           The escrow agent will release the escrowed funds on or prior to the Escrow End Date upon certification by the Escrow Borrower that the following conditions, among others, have been met (the “Escrow Release Conditions”): (i) the merger of Orchestra Merger Sub, Inc., an indirect wholly-owned subsidiary of Virtu (“Merger Sub”), with and into KCG Holdings, with KCG Holdings surviving such merger, followed by a series of contributions of the Escrow Borrower and its subsidiaries (including KCG Holdings) to Holdings, and then to the Borrower, resulting in KCG Holdings becoming an indirect wholly owned subsidiary of the Borrower, shall have been, or substantially concurrently with the assumption of the Escrow Term Loans shall be, consummated in accordance with the terms of the Merger Agreement without giving effect to any amendment, change or supplement or waiver of any provision thereof (including any change in the purchase price) in any manner that is materially adverse to the interests of the Lenders or Lead Arranger (in each case in their capacities as such) (each as defined in the Amended and Restated Credit Agreement) without the prior written consent (not to be unreasonably withheld or delayed) of JPMorgan Chase Bank, N.A.; and (ii) the repayment in full of all outstanding amounts under KCG’s existing senior secured notes and senior secured broker dealer credit facility (the “KCG Refinancing”) shall have been, or shall substantially concurrently with the assumption of the Escrow Term Loans be, consummated or arrangements for the KCG Refinancing reasonably satisfactory to the Administrative Agent shall have been established substantially concurrently with the assumption of the Escrow Term Loans.
If the Escrow Release Conditions are not satisfied on or prior to the Escrow End Date (as defined below), (i) amounts in the escrow account will be distributed to the Escrow Administrative Agent, (ii) the Escrow Term Loan and all accrued interest thereon shall be immediately due and payable, and (iii) the Escrow Administrative Agent, on behalf of the Escrow Borrower, will apply such funds to repay in full all outstanding Escrow Term Loans at 99.875% of the principal amount thereof plus accrued and unpaid interest thereon.
The “Escrow End Date” means the earliest of (x) the last day of the then-current interest period unless, prior to such date, the Escrow Borrower has made the applicable Additional Escrow Deposit with respect to the subsequent interest period, (y) the date on which the Escrow Borrower determines in its sole discretion and notifies the Escrow Administrative Agent and the escrow agent in writing that any of the Escrow Release Conditions cannot be satisfied and (z) 11:59 p.m., New York City time, on January 31, 2018.
Collateral and guarantors

Prior to the closing of the Acquisition and the Escrow Assumption, the obligations in respect of the Escrow Term Loan (i) will not be guaranteed and (ii) will be secured by a first‑priority pledge of the escrowed proceeds of the Escrow Term Loan, subject to permitted liens and certain other exceptions.

Restrictive covenants and other matters

Until the earlier to occur of (i) the commitments under the Escrow Credit Agreement shall have expired or been terminated and the principal of and interest on each loan and all fees, expenses and other amounts (other than contingent amounts not yet due) payable thereunder shall have been paid in full and (ii) the Escrow Assumption, the Escrow Borrower shall not engage in any material activities other than performing its obligations under the Escrow Credit Agreement and related documents and the indenture and escrow agreement entered into in connection with the senior secured second lien notes due 2022 issued by the Escrow Borrower in connection with the Acquisition, receiving distributions or borrowing intercompany loans to pay or prefund interest, fees and other amounts in respect of such indebtedness and other ordinary course expenses, maintaining its existence, owning the Merger Sub, engaging and causing Merger Sub to engage in the transactions related to the Acquisition and other activities reasonably related to any of the foregoing.

A copy of the Escrow Credit Agreement will be filed as an exhibit to our next Quarterly Report on Form 10-Q. The above description of the material terms of the Escrow Credit Agreement is qualified in its entirety by reference to the full text of the Escrow Credit Agreement.

Amended and Restated Credit Agreement

The Term Loan Facility matures on December 30, 2021.  The Existing Revolving Facility matures on the earlier of (i) April 15, 2018 and (ii) the date of the Escrow Assumption.

Under the Amended and Restated Credit Agreement, the Borrower may request one or more incremental term loan facilities and/or one or more incremental revolving credit facilities (collectively, “incremental facilities”) in an aggregate amount of up to $200.0 million so long as (a) after giving effect to such incremental facility, no default exists or would result therefrom and (b) the Borrower is in pro forma compliance with the interest coverage ratio and total leverage ratio covenants described below, subject to certain conditions and receipt of commitments by existing or additional lenders.

Interest and Fees

Amounts outstanding under the Amended and Restated Credit Agreement bear interest as follows:

—	in the case of the term loans, at the Borrower’s option, at (a) a base rate (subject to a base rate floor of 2.00%) plus 2.75% per annum; or (b) LIBOR (subject to a LIBOR floor of 1.00%) plus 3.75% per annum; and

—	in the case of revolving loans, at the Borrower’s option, at (a) a base rate (subject to a base rate floor of 1.00%) plus 2.00% per annum; or (b) LIBOR (subject to a LIBOR floor of zero) plus 3.00% per annum.

In addition, we must pay customary agency fees under the Amended and Restated Credit Agreement, and an unused commitment fee of 0.50% per annum, as well as customary letter of credit fees, under the Existing Revolving Facility.

 Amortization and Prepayments
Until the closing of the Acquisition and the Escrow Assumption occurs, the Initial Term Loan will require scheduled quarterly amortization payments in an annual amount equal to 1.0% of the original aggregate principal amount of the Initial Term Loan.
After the closing of the Acquisition and the Escrow Assumption occurs, the Term Loan Facility will require scheduled annual amortization payments on each of the first four anniversaries of the closing of the Acquisition on the Term Loan Facility in an aggregate amount equal to the sum of 7.5% of the original aggregate principal amount of the Initial Term Loan and 7.5% of the original aggregate principal amount of the Escrow Term Loan, with the balance to be paid at maturity.
In addition, until the closing of the Acquisition and the Escrow Assumption occurs, we are required to prepay the outstanding Initial Term Loan, subject to certain exceptions, with:
—	100% of the net cash proceeds of all non-ordinary course asset sales and other dispositions of property, including casualty events, in each case subject to certain reinvestment rights and certain other exceptions; and

—	100% of the net cash proceeds of any issuance or incurrence of debt, other than proceeds from debt permitted under the Amended and Restated Credit Agreement.
After the closing of the Acquisition and the Escrow Assumption occurs, we must prepay the outstanding Term Loan Facility, subject to certain exceptions, with:
—	50% (which percentage will be reduced to 25% and 0% if the total leverage ratio is equal to or less than 2.75 to 1.0 and 2.25 to 1.0, respectively) of our quarterly excess cash flow;

—	100% of the net cash proceeds of all non-ordinary course asset sales and other dispositions of property, including casualty events, in each case subject to certain reinvestment rights if the total leverage ratio is less than or equal to 2.25 to 1.0 and certain other exceptions; and

—	100% of the net cash proceeds of any issuance or incurrence of debt, other than proceeds from debt permitted under the Amended and Restated Credit Agreement.

We may voluntarily repay outstanding loans under the Term Loan Facility at any time, without prepayment premium or penalty, except in connection with a repricing event in respect of the term loans as described below, subject to customary “breakage” costs with respect to LIBO Rate loans; provided, that if any prepayment of the Term Loan Facility in connection with, or any amendment of the Amended and Restated Credit Agreement that results in, a repricing transaction occurs within six months of the Closing Date, the Borrower shall pay to Administrative Agent, for the ratable account of each lender under the Term Loan Facility, a prepayment premium of 1.00% of the amount of the Term Loan Facility prepaid or affected.
Collateral and guarantors

Prior to the closing of the Acquisition and the Escrow Assumption all obligations under the Term Loan Facility in respect of the Initial Term Loans will be unconditionally guaranteed by Holdings and each of our existing and future direct and indirect wholly owned domestic restricted subsidiaries, subject to certain exceptions, and the obligations in respect of the Escrow Term Loan will not be guaranteed.

After the closing of the Acquisition and the Escrow Assumption occurs, all obligations under the Term Loan Facility will be unconditionally guaranteed by Holdings and each of our existing and future direct and indirect, wholly owned domestic restricted subsidiaries (including, KCG and its wholly owned domestic restricted subsidiaries), subject to certain exceptions, including exceptions for our broker dealer subsidiaries and certain immaterial subsidiaries. The obligations will be secured by a pledge of substantially all of the Borrower’s assets and those of Holdings and each subsidiary guarantor, including capital stock of the Borrower and the subsidiary guarantors and 65% of the voting capital stock and 100% of the non-voting capital stock of the first-tier foreign subsidiaries, in each case subject to exceptions.

Restrictive covenants and other matters

After the Closing Date, but prior to the consummation of the Acquisition and the Escrow Assumption, we must comply on a quarterly basis with a maximum total net leverage ratio of 2.75 to 1.0 and a minimum interest coverage ratio of 3.00 to 1.0.

After the consummation of the Acquisition and the Escrow Assumption, we must comply on a quarterly basis, commencing as of the last day of the first fiscal quarter ending after the Escrow Assumption, with:

—	a maximum total leverage ratio of 5.00 to 1.0 with a step-down to (i) 4.25 to 1.0 from and after the fiscal quarter ending March 31, 2019, (ii) 3.50 to 1.0 from and after the fiscal quarter ending March 31, 2020 and (iii) 3.25 to 1.0 from the fiscal quarter ending March 31, 2021 and thereafter; and

—	a minimum interest coverage ratio of 2.75 to 1.0, stepping up to 3.00 to 1.0 from and after the fiscal quarter ending March 31, 2019.

The Amended and Restated Credit Agreement contains certain customary affirmative covenants. The negative covenants in the Amended and Restated Credit Agreement include, among other things, limitations on our ability to do the following, subject to certain exceptions:

—	incur additional debt;

—	create liens on certain assets;

—	make certain loans or investments (including acquisitions);

—	pay dividends on or make distributions in respect of our capital stock or make other restricted junior payments;

—	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

—	sell or otherwise dispose of assets, including equity interests in our subsidiaries;

—	enter into certain transactions with our affiliates;

—	enter into swaps, forwards and similar agreements;

—	enter into sale-leaseback transactions;

—	restrict liens and subsidiary dividends;

—	change our fiscal year; and

—	modify the terms of certain debt agreements.

The negative covenants are substantially consistent with those in our existing credit facilities until the consummation of the Acquisition and the Escrow Assumption, except that they will permit the Acquisition and related transactions and the distributions necessary to fund interest requirements in respect of the escrowed notes and Escrow Term Loan, and thereafter, the Amended and Restated Credit Agreement will include modifications to:

—	permit the notes;

—	permit the liens on the collateral securing the Term Loan Facility to secure the notes;

—	reset the amount of cumulative excess cash flow and equity proceeds builder baskets for investments, dividends and distributions in respect of equity and other restricted junior payments at $0, and subject the cumulative excess cash flow builder basket to a maximum total leverage ratio condition;

—	provide for a new restricted payment basket permitting regular quarterly distributions of up to $46.3 million in each of the first four fiscal quarters commencing with the fiscal quarter in which the acquisition date occurs subject to certain conditions, including a maximum total leverage ratio condition and with no carry-forward of unused amounts from any such three month period;

—	reduce the restricted payments basket for repurchases from management, directors and employees of Holdings and its subsidiaries from $15.0 million per year to $5.0 million per year;

—	increase the general basket available for investments, dividends and distributions in respect of equity and other restricted junior payments from $25.0 million to $50.0 million;

—	include the notes and any refinancing indebtedness in respect thereof in junior financing; and

—	the affiliate transactions covenant to (x) permit Holdings to enter into underwriting agreements, stock purchase agreements or other similar agreements in connection with offerings of securities and provide customary representations, warranties, covenants and indemnities in respect of Virtu, its subsidiaries and the offering in connection therewith and (y) permit investments, loans and advances that are otherwise permitted to be made in lieu of restricted payments.

The Amended and Restated Credit Agreement contains certain customary events of default, including relating to a change of control. If an event of default occurs and is continuing, the lenders under the Amended and Restated Credit Agreement will be entitled to take various actions, including the acceleration of amounts due under the Amended and Restated Credit Agreement and all actions permitted to be taken by a secured creditor in respect of the collateral securing the obligations under the Amended and Restated Credit Agreement.

A copy of the Amended and Restated Credit Agreement will be filed as an exhibit to our next Quarterly Report on Form 10-Q. The above description of the material terms of the Amended and Restated Credit Agreement is qualified in its entirety by reference to the full text of the Amended and Restated Credit Agreement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Please see the discussion set forth under Item 1.01, “Entry into a Material Definitive Agreement,” of this Form 8-K, which discussion is incorporated herein by reference in its entirety.

Forward-Looking Statements

This report contains forward-looking statements. These forward-looking statements are subject to numerous uncertainties and factors relating to Virtu’s operations and business environment, as well as uncertainties relating to the Acquisition. Any forward-looking statements in this report are based upon information available to Virtu on the date of this report. Virtu does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any statements expressed or implied therein will not be realized. Additional information on risk factors that could potentially affect Virtu’s financial results may be found in Virtu’s filings with the Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRTU FINANCIAL, INC.

By:	/s/ Justin Waldie
Justin Waldie
Senior Vice President, Secretary and General Counsel

Date: July 7, 2017